UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                            Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Ameren Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplement to the Definitive Proxy Statement

for the 2025 Annual Meeting of Shareholders

To be Held on Thursday, May 8, 2025

This proxy statement supplement (the "Supplement") provides updated information with respect to the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Ameren Corporation (the “Company”) to be held on Thursday, May 8, 2025.

On March 25, 2025, the Company commenced distributing to its stockholders a Notice of Annual Meeting of Shareholders and Proxy Statement ("Notice and Proxy Statement") for the Annual Meeting. This Supplement, which describes a recent change in the proposed nominees for election to the Board of Directors of the Company (the “Board”), should be read in conjunction with the Notice and Proxy Statement.

Withdrawal of Nominee for Election as Director

On March 24, 2025, Kimberly J. Harris, a member of the Board and a nominee for re-election as a director at the Annual Meeting, gave notice of her decision to resign from the Board, effective immediately, for personal reasons and not as the result of a disagreement with the Company. In light of this action and consistent with the terms of the Company's Bylaws, the Board expects to decrease the number of directors on the Board to 13. The nomination of Ms. Harris is withdrawn, and no other nominee for election at the Annual Meeting will be named in place of Ms. Harris.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxy voting forms already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxy voting forms returned before the Annual Meeting will be voted for the directors nominated by the Board as instructed on the form, except that votes will not be cast for Ms. Harris because she has resigned from the Board and is no longer standing for re-election. If you have not yet returned your proxy voting form or submitted your voting instructions, please complete the form or submit instructions, disregarding Ms. Harris’ name as a nominee for election as director.

None of the other agenda items presented in the Notice and Proxy Statement are affected by this Supplement, and shares represented by proxy voting forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Questions and Answers About the Annual Meeting and Voting.”